Exhibit 99.1

SAIC ANNOUNCES FINANCIAL RESULTS FOR

THIRD QUARTER OF FISCAL YEAR 2010

•	Revenues: Up 5 percent to $2.77 billion

•	Operating Income: Up 14 percent to $233 million

•	Diluted EPS from Continuing Operations: Up 17 percent to $0.34

•	Affirms expectations for fiscal year 2010; sets initial expectations for fiscal year 2011

(MCLEAN, VA) – December 8, 2009 – SAIC, Inc. (NYSE: SAI), a scientific, engineering, and technology applications company, today announced financial results for the third quarter of fiscal year 2010, which ended October 31, 2009.

“We continue to deliver world class solutions to our customers and financial results consistent with our goals. The third quarter reflects strong earnings per share growth driven by significantly improved operating margins,” said Walt Havenstein, SAIC chief executive officer. “Internal revenue growth was lower than we’ve recently experienced; in part from the expected effects of an acquisition and the effects of fewer new contract starts in recent quarters. Our overall view for fiscal year 2010 is essentially unchanged; we expect to continue delivering solid program execution and perform within all of our long-term financial goals.”

Summary Operating Results

Revenues for the quarter were $2.77 billion, up 5 percent from $2.63 billion in the third quarter of fiscal year 2009. Internal revenue growth, which includes year-over-year performance of acquisitions, represented 1 percentage point of the consolidated revenue growth for the quarter. Internal revenue growth was adversely affected by the year-over-year decline in revenues of an acquisition made in the third quarter. Internal revenue growth would have been 4 percent exclusive of this acquisition. Internal revenue growth was also adversely affected by fewer new contract starts, particularly in the intelligence business area, resulting from lower bookings in the first half of the year.

Operating income for the quarter was $233 million (8.4 percent of revenue), up 14 percent from $205 million (7.8 percent of revenue) in the third quarter of fiscal year 2009. Growth in quarterly operating income margin percentage was driven by strong contract performance and continued improvements in cost efficiency. Income from continuing operations for the quarter was $135 million, up 14 percent from $118 million in the third quarter of fiscal year 2009.

Diluted earnings per share (EPS) from continuing operations for the quarter were $0.34, up 17 percent from $0.29 in the third quarter of fiscal year 2009, driven by the increase in income from continuing operations and a lower share count compared to the prior year quarter. The diluted share count for the quarter was 388 million, down 3 percent from 398 million in the third quarter of fiscal year 2009, due primarily to share repurchases made over the last four quarters. Diluted earnings per share, which include discontinued operations, were $0.34 for the quarter, up 17 percent from $0.29 in the third quarter of fiscal year 2009.

Cash Generation and Capital Deployment

Cash flow provided by operations for the quarter was $250 million (or 1.9 times income from continuing operations), up 34% from $186 million in the third quarter of fiscal year 2009. The increase in cash flow from operations primarily resulted from one fewer payroll cycle in the current year quarter. Days sales outstanding were 70 days in the quarter, compared to 69 days in the third quarter of fiscal 2009.

During the quarter, the company used $158 million to fund the acquisition of R.W. Beck Group, Inc., a leading provider of business and technical consulting services in engineering, energy and infrastructure, and to acquire a minority stake in and form a strategic alliance with BPL Global, Ltd., a smart grid technology company. The strategic alliance is focused on developing and deploying solutions that optimize and improve the efficiency and reliability of the electric power grid.

During the quarter, the company used $55 million to repurchase approximately 3.1 million shares including 2.7 million under the company’s stock repurchase program and the remainder in recurring repurchases from employees in settlement of withholding taxes associated with stock option exercises and vesting events. As of October 31, 2009, the company had $991 million in cash and cash equivalents and $1.1 billion in long-term debt.

New Business Awards

Net new business bookings totaled $3.0 billion in the third quarter, representing a book-to-bill ratio of 1.1. Net bookings are calculated as the period’s ending backlog plus the period’s revenues less the prior period’s ending backlog and less the backlog obtained in acquisitions during the period.

Large, competitive definite delivery contract awards received during the quarter include:

•

U.S. Department of Homeland Security Immigration and Customs Enforcement (ICE) Support. SAIC was awarded five task orders, with a combined value of $189 million, to support ICE modernization and help maintain the agency’s core applications in areas including intelligence, international affairs and investigations.

•

Naval Sea Systems Command Support. Under a five-year, $160 million task order, SAIC will provide engineering support services to the Naval Sea Systems Command Program Executive Office for Integrated Warfare Systems. SAIC will deliver enterprise solutions for functional areas of systems engineering, ship integration and product development and help oversee the design, construction and maintenance of surface ship and submarine combat systems.

•

Tomahawk Weapons Systems Program Support. SAIC received a five-year, $60 million task order from the Naval Air Systems Command to provide systems engineering, simulation, and test and evaluation services to the organization responsible for delivering the Tomahawk cruise missile to the U.S. Navy.

•

U.S. Air Force Space and Missile Systems Command Support. Under a five-year, $49 million delivery order from the U.S. Air Force Space and Missile Systems Center (SMC), SAIC will provide technical analysis and risk assessment services. SAIC will help SMC’s Independent Readiness Review Team assess space system readiness and risks associated with software, avionics, propulsion/ordnance and structural mechanical areas.

•

Naval Surface Warfare Center Combat Systems Support. SAIC received a five-year, $49 million task order from the Naval Surface Warfare Center – Dahlgren Division to provide systems engineering and analysis support for combat systems. SAIC will help introduce new technology into combat systems and provide technical and engineering expertise in support of total ship and combat system engineering, and research and development.

In addition, SAIC also won several indefinite-delivery/indefinite-quantity (IDIQ) contracts that are not included in net bookings. The most notable IDIQ awards during the quarter were:

•

Federal Aviation Administration NextGen Transformation Program Support. SAIC received a single-award, indefinite-delivery/requirements contract to provide program management and technical services in support of the agency’s NextGen transformation program efforts. NextGen is a wide-ranging transformation of the entire national air transportation system. The five-year contract has a total value of $106 million.

•

U.S. Marine Corps Counter Radio Controlled Improvised Explosive Device Electronic Warfare (CREW) Program Support. Under a single-award, five-year, $120 million IDIQ contract, SAIC will serve as the program support integrator for the CREW program. SAIC will support CREW systems in areas including installation, logistics and maintenance.

•

U.S. Army Aviation and Missile Command Engineering Support. SAIC received a single-award, five-year, $848 million IDIQ task order to provide life cycle systems and software engineering support to help the U.S. Army integrate technology and equipment. SAIC will deliver services to the U.S. Army Aviation and Missile Research, Development and Engineering Center Software Engineering Directorate.

The company’s backlog of signed business orders at the end of the third quarter of fiscal year 2010 was $16.6 billion, of which $5.5 billion was funded. As compared to the end of the third quarter of fiscal year 2009, total backlog and funded backlog both decreased 3 percent. The negotiated unfunded backlog of $11.1 billion is the estimated amount of revenue to be earned in the future from negotiated contracts for which funding has not been authorized and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under IDIQ, GSA Schedule or other master agreement contract vehicles.

Forward Guidance

Given its operating performance through the third quarter of the fiscal year, the company expects results to be consistent with its long-term financial goals during fiscal year 2010. These goals are:

•	Growing revenue internally in the six percent to nine percent range;

•	Improving operating income margin by 20 to 30 basis points until reaching a sustainable level between eight and nine percent; and

•	Growing diluted earnings per share from continuing operations from 11 percent to 18 percent.

With respect to fiscal year 2011, starting on February 1, 2010, the company also expects its performance to be consistent with these financial goals. However, with the longer procurement cycle and greater pressure on Federal discretionary spending due to concerns about the deficit, internal revenue growth is expected to be on the low end of the goal range. As a result, growth in diluted earnings per share from continuing operations is also expected on the low end of the goal range.

“While we will vigorously pursue achieving our long-term financial goals, the pace of awards coupled with the tougher environment only supports expected revenue growth performance at the low end of our targeted range,” said Mark W. Sopp, SAIC chief financial officer. “Also, while we expect to continue to improve operating margins again next year, internal revenue growth at the low end of the targeted range will tend to correspond to earnings per share growth at the lower end of the targeted range as well. That said, we are focused on generating long-term shareholder returns through more investment in growth initiatives and rationally deploying our capital.”

About SAIC

SAIC is a FORTUNE 500® scientific, engineering, and technology applications company that uses its deep domain knowledge to solve problems of vital importance to the nation and the world, in national security, energy and the environment, critical infrastructure, and health. The company’s approximately 45,000 employees serve customers in the U.S. Department of Defense, the intelligence community, the U.S. Department of Homeland Security, other U.S. Government civil agencies and selected commercial markets. Headquartered in McLean, Va., SAIC had annual revenues of $10.1 billion for its fiscal year ended January 31, 2009. For more information, visit www.saic.com. SAIC: From Science to Solutions®

Forward-Looking Statements

Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, earnings, backlog, outstanding shares and cash flows. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: changes in the U.S. Government defense budget or budgetary priorities or delays in the U.S. budget process; changes in U.S. Government procurement rules and regulations; our compliance with various U.S. Government and other government procurement rules and regulations; the outcome of U.S. Government reviews, audits and investigations of our company; our ability to win contracts with the U.S. Government and others; our ability to attract, train and retain skilled employees; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to obtain required security clearances for our employees; our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; resolution of legal and other disputes with our customers and others; our ability to successfully acquire and integrate businesses; our ability to manage risks associated with our international business; our ability to compete with others in the markets in which we operate; and our ability to execute our business plan effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our latest annual report on Form 10-K and quarterly report on Form 10-Q, which may be viewed or obtained through the Investor Relations section of our Web site at www.saic.com.

All information in this release is as of December 8, 2009. SAIC expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the company’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:

Mark Sopp

703-676-2283

Media Relations:

Laura Luke	Melissa Koskovich
703-676-6533	703-676-6762
laura.luke@saic.com	melissa.l.koskovich@saic.com

SAIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended October 31		Nine Months Ended October 31
	2009	2008	2009	2008
Revenues	$2,765	$2,631	$8,163	$7,552
Costs and expenses:
Cost of revenues	2,378	2,277	7,042	6,529
Selling, general and administrative expenses	154	149	463	455

Operating income	233	205	658	568
Non-operating income (expense):
Interest income	1	4	2	18
Interest expense	(19)	(19)	(57)	(59)
Other income (expense), net	2	(16)	5	(5)

Income from continuing operations before income taxes	217	174	608	522
Provision for income taxes	(82)	(56)	(231)	(194)

Income from continuing operations	135	118	377	328
Discontinued operations:
Loss from discontinued operations before income taxes	(1)	(12)	(5)	(20)
Benefit for income taxes	1	14	2	24

Income (loss) from discontinued operations	—	2	(3)	4

Net income	$135	$120	$374	$332

Earnings per share (a):
Basic:
Income from continuing operations	$0.34	$0.29	$0.94	$0.80
Income from discontinued operations	—	0.01	—	0.01

	$0.34	$0.30	$0.94	$0.81

Diluted:
Income from continuing operations	$0.34	$0.29	$0.93	$0.79
Income from discontinued operations	—	—	—	0.01

	$0.34	$0.29	$0.93	$0.80

Weighted average number of shares outstanding:
Basic	384	392	387	396

Diluted	388	398	391	403

(a)	On February 1, 2009, the Company adopted an accounting standard regarding earnings per share that requires an allocation of income from continuing operations and net income to the Company’s unvested stock awards which are considered participating securities in accordance with the standard. The Company allocated $4 million and $12 million from each of income from continuing operations and net income for the three and nine months ended October 31, 2009, respectively, to unvested stock awards for the purposes of calculating earnings per share. Comparative amounts for the three and nine months ended October 31, 2008 were $4 million and $10 million, respectively, except for the allocation from income from continuing operations for diluted earnings per share for the nine months ended October 31, 2008 which was $9 million. The Company’s unvested stock awards are excluded from weighted average shares outstanding.

SAIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	October 31, 2009	January 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$991	$936
Receivables, net	2,156	1,889
Inventory, prepaid expenses and other current assets	281	385
Assets of discontinued operations	—	7

Total current assets	3,428	3,217
Property, plant and equipment, net	392	357
Intangible assets, net	92	88
Goodwill	1,353	1,249
Deferred income taxes	73	86
Other assets	70	51

	$5,408	$5,048

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,212	$1,178
Accrued payroll and employee benefits	631	487
Notes payable and long-term debt, current portion	3	17
Liabilities of discontinued operations	—	1

Total current liabilities	1,846	1,683
Notes payable and long-term debt, net of current portion	1,103	1,099
Other long-term liabilities	180	182

Stockholders’ equity:
Preferred stock, $.0001 par value, 1.5 billion shares authorized, 181 million and 196 million shares issued and outstanding at October 31, 2009 and January 31, 2009, respectively	—	—
Common stock, $.0001 par value, 2 billion shares authorized, 215 million and 210 million shares issued and outstanding at October 31, 2009 and January 31, 2009, respectively	—	—
Additional paid-in capital	2,061	1,950
Retained earnings	260	183
Accumulated other comprehensive loss	(42)	(49)

Total stockholders’ equity	2,279	2,084

	$5,408	$5,048

SAIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Three Months Ended October 31		Nine Months Ended October 31
	2009	2008	2009	2008
Cash flows from operations:
Net income	$135	$120	$374	$332
Loss (income) from discontinued operations	—	(2)	3	(4)
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	24	21	68	65
Stock-based compensation	29	24	80	69
Excess tax benefits from stock-based compensation	(2)	(9)	(16)	(52)
Impairment losses	—	16	1	16
Other items	(3)	(3)	(2)	(6)
Increase (decrease) in cash and cash equivalents, excluding effects of acquisitions and divestitures, resulting from changes in:
Receivables	(142)	(129)	(212)	(112)
Inventory, prepaid expenses and other current assets	52	(14)	63	(59)
Deferred income taxes	1	—	2	—
Other assets	—	1	4	(7)
Accounts payable and accrued liabilities	20	90	7	100
Accrued payroll and employee benefits	144	46	136	46
Income taxes payable	(6)	22	12	35
Other long-term liabilities	(2)	3	2	7

Total cash flows provided by operations	250	186	522	430
Cash flows from investing activities:
Expenditures for property, plant and equipment	(18)	(20)	(46)	(45)
Acquisitions of businesses, net of cash acquired	(148)	(1)	(157)	(201)
Net receipts (payments) for purchase price adjustments related to prior year acquisitions	—	(1)	8	(4)
Other	(2)	3	8	15

Total cash flows used in investing activities	(168)	(19)	(187)	(235)
Cash flows from financing activities:
Payments on notes payable and long-term debt	(1)	(2)	(17)	(112)
Sales of stock and exercises of stock options	12	14	46	64
Repurchases of stock	(55)	(13)	(331)	(429)
Excess tax benefits from stock-based compensation	2	9	16	52
Other	—	—	—	(1)

Total cash flows provided by (used in) financing activities	(42)	8	(286)	(426)

Increase (decrease) in cash and cash equivalents from continuing operations	40	175	49	(231)

Cash flows from discontinued operations:
Cash used in operating activities of discontinued operations	—	(40)	(1)	(33)
Cash used in investing activities of discontinued operations	(2)	(3)	—	(8)

Decrease in cash and cash equivalents from discontinued operations	(2)	(43)	(1)	(41)

Effect of foreign currency exchange rate changes on cash and cash equivalents	2	(12)	7	(12)

Total increase (decrease) in cash and cash equivalents	40	120	55	(284)

Cash and cash equivalents at beginning of period	951	692	936	1,096

Cash and cash equivalents at end of period	$991	$812	$991	$812

SAIC, INC.

INTERNAL REVENUE GROWTH PERCENTAGE CALCULATIONS (NON-GAAP RECONCILIATION)

(Unaudited, in millions)

In this release, we refer to internal revenue growth percentage, which is a non-GAAP financial measure that may be required to be reconciled to the most directly comparable GAAP financial measure. We calculate our internal revenue growth percentage by comparing our reported revenue for the current year period to the revenue for the prior year period adjusted to include the actual revenue of acquired businesses for the comparable prior year period before acquisition. This calculation has the effect of adding revenue for the acquired businesses for the comparable prior year period to our prior year period reported revenue.

We use internal revenue growth percentage as an indicator of how successful we are at growing our base business and how successful we are at growing the revenues of the businesses that we acquire. Our integration of acquired businesses allows our current management to leverage business development capabilities, drive internal resource collaboration, utilize access to markets and qualifications, and refine strategies to realize synergies, which benefits both acquired and existing businesses. As a result, the performance of the combined enterprise post-acquisition is an important measurement. In addition, as a means of rewarding successful integration and growth of acquired businesses, and not acquisitions themselves, incentive compensation for our executives and the broader employee population is based, in part, on achievement of revenue targets linked to internal revenue growth.

The limitation of this non-GAAP financial measure as compared to the most directly comparable GAAP financial measure is that internal revenue growth percentage is one of two components of the total revenue growth percentage, which is the most directly comparable GAAP financial measure. We address this limitation by presenting the total revenue growth percentage next to or near disclosures of internal revenue growth percentage. This financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP. The method that we use to calculate internal revenue growth percentage is not necessarily comparable to similarly titled financial measures presented by other companies.

Internal revenue growth percentages for the three and nine months ended October 31, 2009 were calculated as follows:

	Three Months Ended October 31, 2009	Nine Months Ended October 31, 2009
Government segment:
Prior year period’s revenues, as reported	$2,501	$7,176
Revenues of acquired businesses for the comparable prior year period	99	122

Prior year period’s revenues, as adjusted	$2,600	$7,298
Current year period’s revenues, as reported	2,649	7,819

Internal revenue growth	$49	$521

Internal revenue growth percentage	2%	7%

Commercial segment:
Prior year period’s revenues, as reported	$131	$377
Revenues of acquired businesses for the comparable prior year period	—	6

Prior year period’s revenues, as adjusted	$131	$383
Current year period’s revenues, as reported	118	349

Internal revenue growth	$(13)	$(34)

Internal revenue growth percentage	(10)%	(9)%

Total:
Prior year period’s revenues, as reported	$2,631	$7,552
Revenues of acquired businesses for the comparable prior year period	99	128

Prior year period’s revenues, as adjusted	$2,730	$7,680
Current year period’s revenues, as reported	2,765	8,163

Internal revenue growth	$35	$483

Internal revenue growth percentage	1%	6%

Internal revenue growth percentage attributable to R.W. Beck Group	(3)%

Internal revenue growth percentage excluding R.W. Beck Group	4%